Exhibit 2.6

REAL ESTATE MATTERS AGREEMENT

DATED AS OF [●]

by and between

DXC TECHNOLOGY COMPANY

and

PERSPECTA INC.

i

6.11	Double Recovery	19
6.12	Title and Headings	19
6.13	Construction	19

Signatory		20

List of Schedules and Exhibits

Schedule 2.2 Exhibit 1	Leased Real Properties Forms of Conveyance for Owned Real Property
Exhibit 2	Form of Assignment and Notice for Leased Real Properties
Exhibit 3	Form of Assignment and Consent Request for Leased Real Properties
Exhibit 4	Form of Sublease
Exhibit 5	Form of Sublease

ii

This REAL ESTATE MATTERS AGREEMENT (this “Agreement”) is dated as of [●] by and between [Delta], a [Nevada corporation] (“Delta”) and [Ultra], a [Nevada corporation] (“Ultra”). Delta and Ultra are also referred to in this Agreement individually as a “Party” and collectively as the “Parties.”

WHEREAS:

(A)	Delta, acting directly and through its direct and indirect Subsidiaries, currently conducts the Delta Business and the Ultra Business;

(B)	Delta and Ultra have entered into the Separation and Distribution Agreement by and between Delta and Ultra dated as of the date hereof (the “Separation and Distribution Agreement”), in connection with the separation of the Ultra Business from Delta and the Distribution of Ultra Common Stock to stockholders of Delta;

(C)	in connection therewith, the Parties desire to enter into this Agreement.

NOW, THEREFORE, in consideration of and subject to the premises and the mutual agreements, terms and conditions herein contained, the benefits to be derived therefrom and other good and valuable consideration, the receipt and the sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1.	DEFINITIONS AND INTERPRETATION

1.1	General

Capitalized terms used in this Agreement and not defined herein shall have the meanings that such terms have in the Separation and Distribution Agreement. As used in this Agreement, the following terms shall have the following meanings:

“Action” shall mean any demand, action, claim, suit, countersuit, arbitration, inquiry, subpoena, case, litigation, proceeding or investigation (whether civil, criminal, administrative or investigative) by or before any court or grand jury, any Governmental Entity or any arbitration or mediation tribunal.

“Actual Closing” shall mean, with respect to each Leased Real Property, the consummation of the assignment or transfer of the rights, title and interest of Delta or its applicable Subsidiary in and to the Lease of such Leased Real Property to Ultra or one of its Subsidiaries, including delivery of a Lease Consent to the extent the Leased Real Property is subject to a Lease Requiring Consent.

“Agreement” shall mean this Real Estate Matters Agreement, together with all amendments, modifications, and changes hereto entered into pursuant to Section 6.2.

“Ancillary Agreements” shall have the meaning set forth in the Separation and Distribution Agreement.

“Business Day” shall have the meaning set forth in the Separation and Distribution Agreement.

“Contracts” shall have the meaning set forth in the Separation and Distribution Agreement.

“Delta” shall have the meaning set forth in the preamble to this Agreement.

“Delta Group” shall have the meaning set forth in the Separation and Distribution Agreement.

“Delta Indemnitees” shall have the meaning set forth in the Separation and Distribution Agreement.

“Distribution” shall have the meaning set forth in the Separation and Distribution Agreement.

“Distribution Date” shall have the meaning set forth in the Separation and Distribution Agreement.

“Guaranteed Leases” shall mean any Leases as to which Delta or any member of the Delta Group has not received a Release and as to which Obligations remain at the time any determination with respect thereto is made.

“Guaranteed Properties” shall mean any Leased Real Properties leased, subleased, used or occupied under any Guaranteed Leases.

“Guaranteed Rent” shall mean the aggregate annual rent, additional rent and other charges, fees, costs and expenses that Ultra or any of its Subsidiaries is required to pay to the Landlords under the Guaranteed Leases from time to time through the remaining terms of the Guaranteed Leases, regardless of such Person’s volume of business and taking into account any expected escalations in rent, operating expenses and other charges in accordance with the terms of the Leases.

“Landlord” shall mean (i) the holder of the landlord’s rights, title and interests in and to any Lease from time to time, (ii) with respect to the Lease Consents, any other Person from which any consent or waiver is required to assign any Lease or sublease any Leased Real Property to Ultra or its applicable Subsidiary on the terms and conditions of this Agreement, and (iii) with respect to the release of all Liabilities of Delta or any of its Subsidiaries under any Lease, any other Person having the right to enforce any such Liabilities.

“Lease” shall mean, with respect to each Leased Real Property, any lease, sublease or other agreement under which Delta or its applicable Subsidiary (including, for the avoidance of doubt, through any division of Delta or any such Subsidiary) holds a leasehold or subleasehold interest in such Leased Real Property or has the right to use or occupy such Leased Real Property, together with any amendments or extensions of such leases, subleases or agreements, any guaranty of such lease, sublease or agreement by any member of the Delta Group, and any other agreements affecting such leases, subleases or agreements, such leasehold or subleasehold interest or the use and occupancy of such Leased Real Property.

“Lease Consents” shall mean all consents under, or amendments or waivers of any provision of, any Leases required (i) to assign the Lease or sublease the applicable Leased Real Property to Ultra or its applicable Subsidiary on the terms and conditions of this Agreement and (ii) in order to prevent a breach or default thereunder, in connection with the consummation of the Distribution.

“Lease Requiring Consent” shall mean any Lease (i) which prohibits the assignment of such Lease, or the sublease of the applicable Leased Real Property, to Ultra or its applicable Subsidiary or (ii) under which the consent of any Landlord is required for assignment of such Lease, or the sublease of the applicable Leased Real Property, to Ultra or such Subsidiary, on the terms and conditions of this Agreement or, in order to prevent a breach or default thereunder, in connection with the consummation of the Distribution.

“Lease Requiring Notice” shall mean any Lease under which notice to any Landlord is required for assignment of such Lease, or the sublease of the applicable Leased Real Property, to Ultra or its applicable Subsidiary, on the terms and conditions of this Agreement or, in order to prevent a breach or default thereunder, in connection with the consummation of the Distribution.

“Leased Real Properties” shall mean those real properties, including without limitation any land, buildings, fixtures and other improvements constituting real property, leased, subleased or otherwise used and occupied by Delta or one of its Subsidiaries and identified in Schedule 2.2, together with (i) all easements, rights-of-way, restrictions, reservations and other rights and interests appurtenant to such real properties and (ii) all of Delta’s or such Subsidiary’s rights, interests and obligations under any subleases, sub-subleases, licenses or other agreements regarding the use or occupancy of all or any portion of any such real property.

“Letter of Credit” shall mean an irrevocable standby letter of credit in the Required Amount issued by a Qualified Bank for the benefit of Delta on terms and conditions satisfactory to Delta.

“Letter of Credit Term” shall have the meaning set forth in Section 5.1(b) of this Agreement.

“Liabilities” shall have the meaning set forth in the Separation and Distribution Agreement.

“Loss” or “Losses” shall have the meaning set forth in the Separation and Distribution Agreement.

“Separation and Distribution Agreement” shall have the meaning set forth in the recitals to this Agreement.

“Obligations” shall mean all Liabilities of Delta or a member of the Delta Group as lessee, sublessee, assignor, sublessor, guarantor or otherwise under or relating to any Lease, including, without limitation, any guarantee, surety, letter of credit, security deposit or other security which Delta or its Subsidiaries have provided or will provide to a Landlord with respect to any Lease, to the extent such Liabilities have not expired, terminated or been fully and unconditionally released.

“Obtaining Party” shall have the meaning set forth in Section 2.6(b) of this Agreement.

“Owned Real Properties” shall mean (i) that real property, including without limitation all land and any buildings, fixtures and other improvements on such land, owned by Delta or one of its Subsidiaries and identified in Schedule 2.1 together with (A) all easements, rights-of-way, restrictions, reservations and other rights and interests appurtenant to such real properties and (B) such owners’ rights, interests and obligations under any leases, subleases, licenses or other agreements regarding the use or occupancy of all or any portion of any such real property.

“Party” or “Parties” shall have the meaning set forth in the preamble to this Agreement.

“Person” shall have the meaning set forth in the Separation and Distribution Agreement.

“Properties” shall mean the Owned Real Properties and the Leased Real Properties.

“Proposed Transfer” shall have the meaning set forth in Section 5.4.

“Proposed Transferee” shall have the meaning set forth in Section 5.4.

“Qualified Bank” shall be a financial institution with a minimum rating of A by Standard & Poor’s or a minimum rating of A2 by Moody’s Investors Services.

“Related Property” shall have the meaning set forth in Section 4.2(b) of this Agreement.

“Release” shall mean, with respect to each Lease, the unconditional release of all Liabilities of Delta or any member of the Delta Group under such Lease, including, without limitation, the termination and return of any guarantee, surety, letter of credit, security deposit or other security which Delta or any of its Subsidiaries has provided to any Landlord with respect to such Lease.

“Required Amount” shall mean one hundred percent (100%) of the Guaranteed Rent.

“Subsidiary” shall have the meaning set forth in the Separation and Distribution Agreement.

“Surviving Person” shall have the meaning set forth in Section 5.1(a).

“Transaction” shall have the meaning set forth in Section 5.1(a).

“Transfer” shall mean transfer, contribute, distribute, assign, and/or convey (and deliver, as applicable), or cause to be transferred, contributed, distributed, assigned, and/or conveyed (and delivered, as applicable).

“Ultra” shall have the meaning set forth in the preamble to this Agreement.

“Ultra Business” shall have the meaning set forth in the Separation and Distribution Agreement.

“Virginia Courts” shall have the meaning set forth in Section 6.6.

1.2	References; Interpretation

References in this Agreement to any gender include references to all genders, and references to the singular include references to the plural and vice versa. Unless the context otherwise requires, the words “include”, “includes” and “including” when used in this Agreement shall be deemed to be followed by the phrase “without limitation”. Unless the context otherwise requires, references in this Agreement to Sections, Exhibits and Schedules shall be deemed references to Sections of, and Exhibits and Schedules to, this Agreement. Unless the context otherwise requires, the words “hereof”, “hereby” and “herein” and words of similar meaning when used in this Agreement refer to this Agreement in its entirety and not to any particular Section or provision of this Agreement. The words “written request” when used in this Agreement shall include email. In the event of any inconsistency or conflict that may arise in the application or interpretation of any of the definitions set forth in Section 1.1, for the purpose of determining what is and is not included in such definitions, any item explicitly included on a Schedule referred to in any such definition shall take priority over any provision of the text thereof.

2.	OWNED AND LEASED REAL PROPERTIES

2.1	Owned Real Properties

Delta shall convey or otherwise Transfer to Ultra or its designated Subsidiary, or cause its applicable Subsidiary to convey or otherwise Transfer to Ultra or its designated Subsidiary, and Ultra shall accept, or cause its applicable Subsidiary to accept, all of Delta’s or its Subsidiary’s rights, title and interests in and to the Owned Real Properties, subject to the other provisions of this Agreement and (to the extent not inconsistent with the provisions of this Agreement) the terms of the Separation and Distribution Agreement and the other Ancillary Agreements. The Parties shall use commercially reasonable efforts to effect such conveyance or Transfer on or prior to the Distribution Date or as soon as practicable thereafter. The Parties shall reasonably cooperate in structuring the Transfers in the most tax efficient manner.

2.2	Leased Real Properties

Delta shall assign or otherwise Transfer to Ultra or its designated Subsidiary, or cause its applicable Subsidiary to assign or otherwise Transfer to Ultra or its designated Subsidiary, and Ultra shall accept and assume, or cause its designated Subsidiary to accept and assume, all of Delta’s or its Subsidiary’s rights, title, interests in and to, and Obligations under, the Leases (including thereunder, any right, title and interest in and to any security deposits and related interest posted in accordance with such Leases), subject to the other provisions of this Agreement and (to the extent not inconsistent with the provisions of this Agreement) the terms of the Separation and Distribution Agreement and the other Ancillary Agreements. The Parties shall use commercially reasonable efforts to effect such Transfer on or prior to the Distribution Date or as soon as practicable thereafter.

2.3	Lease Consents

(a)	Delta has provided or plans to provide prior to the Distribution Date any notice required to be delivered under each Lease Requiring Notice substantially in the form of Exhibit 2 attached hereto and has requested the Lease Consents by written notice substantially in the form of Exhibit 3 attached hereto to the Landlord with respect to each Lease Requiring Consent. Each such written notice for Lease Consents requests consent with respect to (i) the assignment of the Lease by Delta or its applicable Subsidiary to Ultra or its designated Subsidiary and (ii) to the extent required under the Lease, the change of affiliation and/or control of Ultra that may occur in connection with the Distribution. Delta or its applicable Subsidiary shall use commercially reasonable efforts to obtain such Lease Consents provided, however, that neither Delta nor any member of the Delta Group shall be required to commence or pursue any Action, nor shall Delta nor any member of the Delta Group be required to offer or grant any accommodation (financial or otherwise) beyond what is required under the terms of such Lease to obtain any Lease Consent.

(b)	Ultra shall cooperate as reasonably requested by Delta to obtain the Lease Consents. Neither Delta nor any of its Subsidiaries shall have any liability to Ultra or any of its Subsidiaries arising out of, or relating to, the failure to obtain any Lease Consents or any default, loss of any rights or acceleration of any obligations under, or any termination of, any Lease Requiring Consent as a result of any failure to obtain any Lease Consents. If and to the extent that a Lease Requiring Consent provides the applicable Landlord the opportunity to recapture all or a portion of a leased premises due to a request for a Lease Consent and such Lease Requiring Consent permits a request to be withdrawn (or words of similar import) upon such Landlord’s election so to recapture, then, if Ultra so requests in writing at least three (3) Business Days prior to the expiration of any recapture withdrawal period, Delta shall use commercially reasonable efforts to exercise such right to withdraw a request for Lease Consent.

(c)	Ultra shall use its commercially reasonable efforts to satisfy promptly, or cause its applicable Subsidiaries to use their commercially reasonable efforts to satisfy promptly, all of the requirements set forth in each Lease Requiring Consent and any other lawful and reasonable requirements of the Landlord in obtaining the Lease Consents, including, without limitation:

(i)	if required by any Landlord with respect to any Lease Requiring Consent, entering into an agreement with such Landlord to assume, observe and perform the tenant’s obligations under such Lease Requiring Consent during the remainder of the term of such Lease Requiring Consent; and

(ii)	if required by any Landlord with respect to any Lease Requiring Consent, providing any financial statements or other evidence of creditworthiness to Landlord and providing, or causing another Person (other than Delta or any other member of the Delta Group) to provide, a guarantee, surety, letter of credit, security deposit or other security in reasonable form and amount to meet the reasonable requirements of the Landlord with respect to the creditworthiness of Ultra or its designated Subsidiary.

2.4	Releases

(a)	Delta and Ultra shall use their respective commercially reasonable efforts to obtain a Release from each Landlord with respect to each Lease and to satisfy promptly, or cause its designated Subsidiaries to use their commercially reasonable efforts to satisfy promptly, all of the lawful and reasonable requirements of each Landlord in obtaining each Release; provided, however, that neither Delta nor Ultra shall be required to commence or pursue any Action nor shall Delta nor any member of the Delta Group be required to offer or grant any accommodation (financial or otherwise) beyond what is required under the terms of such Lease.

(b)	Without limiting the foregoing, Ultra shall, or shall cause its designated Subsidiaries to, use reasonable best efforts to satisfy promptly, all of the lawful and reasonable requirements of each Landlord in obtaining each Release, including, without limitation:

(i)	if required by the Landlord with respect to any Lease, entering into an agreement with such Landlord to assume, observe and perform the tenant’s obligations under such Lease during the remainder of the term of such Lease; and

(ii)	if required by the Landlord with respect to any Lease, providing any financial statements or other evidence of creditworthiness of Ultra to Landlord and providing, or causing another Person (other than Delta or any other member of the Delta Group) to provide, a guarantee, surety, letter of credit, security deposit or other security in reasonable form and amount to meet the reasonable requirements of the Landlord with respect to the creditworthiness of Ultra or its designated Subsidiary.

(c)	To the extent that Delta or Ultra does not obtain a Release from each Landlord with respect to any Lease, Ultra shall indemnify, defend, protect and hold harmless the Delta Indemnitees from and against, and shall reimburse each Delta Indemnitee for, all Losses incurred or suffered by any Delta Indemnitee following the Distribution Date arising from or as a result of (i) any Obligations or the failure by Ultra or any of its Subsidiaries to pay, perform, observe and discharge all Obligations or (ii) Ultra’s or its applicable Subsidiary’s or any of their respective representatives’, agents’, contractors’ or invitees’ use or occupancy of the respective Leased Real Properties under each such Lease, including without limitation Ultra’s or such Subsidiary’s or any of their respective representatives’, agents’, contractors’ or invitees’ use or occupancy of any Leased Real Property under Section 2.5 of this Agreement.

(d)	Without limiting the foregoing, to the extent that Ultra does not obtain a Release within ninety (90) days after the Distribution Date with respect to any Guaranteed Lease with a remaining term of more than eighteen (18) months, Delta may require Ultra or its applicable Subsidiary to offer to pay to the Landlord under each such Guaranteed Lease a cash deposit (to be refunded to Ultra at the expiration of the remaining term of such Guaranteed Lease) of not less than three (3) months’ rent as an inducement for such Landlord to provide a Release.

2.5	Temporary Occupancy

In the event that the Actual Closing for any Leased Real Property does not occur on or before the Distribution Date, Delta and Ultra shall use their respective commercially reasonable efforts to allow Ultra to occupy such Leased Real Property upon the terms and conditions contained in the relevant Lease and until the Actual Closing for such Leased Real Property; provided, however, that if an enforcement action or forfeiture by the relevant Landlord due to Ultra’s or its applicable Subsidiary’s occupation of such Leased Real Property constituting a breach of the relevant Lease cannot, in the reasonable opinion of Delta, be avoided other than by requiring Ultra or its applicable Subsidiary to promptly vacate the relevant Leased Real Property, Delta may, by notice to Ultra, promptly require Ultra or its applicable Subsidiary to vacate the relevant Leased Real Property on not less than ten (10) days prior written notice. Ultra will be responsible for all Losses incurred or suffered by Delta or any of its Subsidiaries as a consequence of such occupation or failure to timely vacate. Neither Ultra nor its applicable Subsidiary shall be entitled to make any claim or demand against, or obtain reimbursement from, Delta or any member of the Delta Group with respect to any Losses incurred or suffered by Ultra or its applicable Subsidiary as a consequence of being obliged to vacate the Leased Real Property or in obtaining alternative premises, including, without limitation, any Action or forfeiture which a Landlord may take against Ultra or its applicable Subsidiary.

2.6	Performance of Leases

(a)	Following the Distribution Date, whether or not (i) the Actual Closing with respect to any Leased Real Property has occurred, (ii) Ultra or its applicable Subsidiary occupies such Leased Real Property under Section 2.5 of this Agreement or subleases such Leased Real Property under Section 2.7 of this Agreement or (iii) Ultra or its applicable Subsidiary is required to vacate such Leased Real Property under Section 2.5 of this Agreement, Ultra shall pay, perform, observe and discharge promptly when due, or cause its applicable Subsidiary to pay, perform, observe and discharge promptly when due, all Obligations under the Lease of such Leased Real Property; provided, however, that if, prior to an Actual Closing, a Landlord refuses to accept direct payment, performance, observation or other discharge of Obligations by Ultra or its applicable Subsidiary, then Delta, at Ultra’s or its applicable Subsidiary’s written request, shall make such payment, performance, observation or otherwise discharge such Obligations until such Actual Closing, subject to Delta’s receipt of payment from Ultra or its applicable Subsidiary of all rent and other amounts payable under the applicable Lease prior to payment by Delta to the Landlord; and provided, further, that if Ultra or its applicable Subsidiary is required to vacate such Leased Real Property under Section 2.5 of this Agreement, Ultra or its applicable Subsidiary shall pay to (if a Landlord refuses to accept direct payment, performance, observation or other discharge of Obligations by Ultra or its applicable Subsidiary), or be entitled to be reimbursed by (if a Landlord otherwise accepts direct payment, performance, observation or other discharge of Obligations by Ultra or its applicable Subsidiary), Delta or its designated Subsidiary, monthly in advance (no later than the ___th day of each calendar month), fifty percent (50%) of the Obligations payable under the applicable Lease for the remainder of the term of such Lease.

(b)	Upon (i) the Actual Closing with respect to any Guaranteed Property or (ii) the commencement of Ultra’s or its applicable Subsidiary’s occupancy of any Leased Real Property under Section 2.5 of this Agreement or sublease of any Leased Real Property under Section 2.7 of this Agreement, Ultra and each of its applicable Subsidiaries shall obtain and maintain all insurance, in such amounts and with such coverage, terms and conditions, as the tenant is required to maintain under each such Lease; provided, however, if, prior to an Actual Closing, a Landlord refuses to accept Ultra’s performance of the insurance requirements of any Lease or Ultra’s insurer does not recognize an insurable interest on behalf of Ultra under any such Lease, then Delta at Ultra’s written request shall use commercially reasonable efforts to obtain and maintain insurance policies, until such Actual Closing, in such amounts and with such coverage, terms and conditions, as the tenant is required to maintain under such Lease, subject to (A) Delta’s receipt of payment from Ultra of all premiums and other amounts owing with respect to such policies prior to payment by Delta to the carriers and (B) indemnification from Ultra against any Losses which any Delta Indemnitee may incur or suffer under or in connection with such arrangements. Ultra and each of its applicable Subsidiaries shall maintain all insurance required under the applicable Lease for so long as Delta or any of its Subsidiaries retains any Obligations with regard to the Leases and Leased Real Properties subject to such insurance. Each of Delta and Ultra (each, an “Obtaining Party”) shall, when obtaining insurance pursuant to this Agreement, use commercially reasonable efforts to provide that coverage under such insurance shall not expire or be terminated or materially modified without such insurer endeavoring to provide written notice to the other Party at least thirty (30) days in advance of such expiration, termination or modification. All policies of commercial general liability insurance obtained by an Obtaining Party (or any Subsidiary of such Obtaining Party) shall designate the other Party and, as applicable, the other members of the Delta Group or the appropriate Subsidiary of Ultra, as additional insureds. On or before each such Actual Closing as provided in clause (i) above or the commencement of any such occupancy or sublease as provided in clause (ii) above, and thereafter at least thirty (30) days before the expiration of any such insurance or within ten (10) days after receiving a written request from the other Party, the Obtaining Party shall deliver certificates from the issuers of all such insurance evidencing full compliance with this Section 2.6(b), together with evidence of the payment of any premiums due on account of such insurance.

(c)	Delta shall use commercially reasonable efforts to promptly deliver to Ultra or its applicable Subsidiary copies of all invoices, demands, notices and other communications received by Delta or its applicable Subsidiary or agents in connection with any of the Leased Real Properties or the Leases and shall, at Ultra’s cost and upon Ultra’s reasonable written request, use commercially reasonable efforts to give notices and otherwise communicate on behalf of Ultra or its applicable Subsidiary with respect to matters relating to any Lease or Leased Real Property. Ultra shall use commercially reasonable efforts to promptly deliver to Delta copies of all demands, notices and other communications received by Ultra or its applicable Subsidiary or agents that allege any breach or default of any Lease, which breach or default could reasonably be expected to result in Delta or any of its Subsidiaries or any other member of the Delta Group incurring any Liabilities under such Lease or relating to the applicable Leased Real Property.

2.7	Alternative Sublease

If, at any time, the relevant Lease Consent is expressly refused or if Delta does not reasonably expect to obtain such Lease Consent with respect to a Lease Requiring Consent, Delta shall use commercially reasonable efforts to sublease (using an instrument substantially in the form of Exhibit 4 attached to this Agreement) all of the relevant Leased Real Property with respect to a Lease Requiring Consent utilized by Ultra or its applicable Subsidiary to Ultra or such Subsidiary for the remainder of the term of the Lease (or, if required by Landlord, for a period equal to substantially all of the remainder of the term of such Lease). Delta shall apply to the relevant Landlord for the Lease Consent with respect to such sublease, and, on the grant of such Lease Consent, Delta shall sublease or cause its applicable Subsidiary to sublease to Ultra or its applicable Subsidiary (subject to reasonable creditworthy requirements) the relevant Leased Real Property for the remainder of the term of the Lease Requiring Consent, at a rent equal to the rent (including all additional rent and other charges, fees, expenses and costs charged under the applicable Lease) from time to time under the Lease Requiring Consent, but otherwise on substantially the same terms and conditions as the Lease Requiring Consent, except to the extent inconsistent with this Agreement and except that Delta shall have no obligation to perform any obligations of such Landlord under such Lease and Ultra shall look only to such Landlord for such obligations, to the extent of Landlord’s obligations under the relevant Lease. The sublease shall provide that (i) Delta or its applicable Subsidiary shall use commercially reasonable efforts to enforce such Lease for the benefit of Ultra or its applicable Subsidiary, at Ultra’s or its applicable Subsidiary’s sole cost and expense (but in no event shall any member of the Delta Group have an obligation to commence any Action against the relevant Landlord), (ii) Delta shall not terminate or otherwise amend such Lease so as to materially adversely affect such subleased premises or Ultra’s or its applicable Subsidiary’s rights thereunder, and (iii) subject to Section 2.13 of this Agreement, Delta shall exercise such Lease rights as may be reasonably requested in writing by Ultra or its applicable Subsidiary from time to time, at Delta’s or its applicable Subsidiary’s sole cost and expense and subject to indemnification from Ultra against any Losses any Delta Indemnitee may suffer in connection therewith.

2.8	Form of Transfer

Delta or its applicable Subsidiary shall make the conveyance or transfer of the Owned Real Properties in accordance with Section 2.1 of this Agreement using one or more instruments substantially in the form of Exhibit 1 attached to this Agreement and shall make the assignment, sublease or transfer of the Leased Real Property in accordance with Sections 2.2 and 2.7 of this Agreement using one or more instruments substantially in the form of Exhibits 2, 3 or 4 (as applicable) attached to this Agreement (or, if any Landlord so requires, in the form of assignment reasonably proposed by the relevant Landlord), in each case with such modifications as are necessary to conform to local requirements, customs and practices to the extent necessary to render such form effective and, if requested by Ultra (at Delta’s sole cost and expense), recordable.

2.9	Title to the Properties

Delta makes no representations or warranties, express or implied, with respect to the quality or condition of, or any encumbrances on, the title to the Properties; and Ultra or its applicable Subsidiary shall accept the rights, title and interests of Delta or its applicable Subsidiary in and to each Owned Real Property and each Lease, subject to any defects in the quality or condition of such title and any easements, covenants, conditions, restrictions, reservations and other matters affecting, encumbering or relating to each Property.

2.10	Condition of Properties

Delta makes no representations or warranties, express or implied, with respect to the condition of the Properties; and Ultra or its applicable Subsidiary shall accept each Property “AS IS, WHERE IS” and in such condition and state of repair as exists on the Distribution Date, with respect to the Owned Real Properties, and on the Actual Closing Date, with respect to the Leased Real Properties, with all faults, limitations and defects (latent and apparent), without any representations or warranties, whether oral or written, express, implied presumed, statutory or otherwise, as to its quality, nature, merchantability, value, marketability, adequacy or its fitness for any intended use or particular purpose. Ultra, for itself and on behalf of its Subsidiaries, acknowledges that it has had the opportunity to inspect the Properties and all aspects relating thereto, including, without limitation, all of the physical, environmental and operational aspects of, or conditions on, the Property to its full satisfaction and is familiar with the Properties. The Parties obligations under this Agreement are not conditioned upon the Properties being in any particular condition, and, any damage from condemnation or any fire or other casualty or any other change in the condition of any Property notwithstanding, Delta shall make, or cause its applicable Subsidiary to make, the conveyances, assignments and transfers under Section 2.1 and 2.2 of this Agreement, and Ultra shall accept, or cause its applicable Subsidiary to accept, all such conveyances, assignments and transfers; provided, however, in the event of any such damage from condemnation or fire or other casualty before the Distribution Date, with respect to the Owned Real Properties, or the Actual Closing, with respect to the Leased Real Properties, Delta or its applicable Subsidiary shall confer with Ultra regarding, and use commercially reasonable efforts to pursue and assign (without representation or warranty) to Ultra or its applicable Subsidiary, all rights and interests of Delta or its applicable Subsidiary in and to any proceeds of insurance arising from such fire or casualty or proceeds arising from any condemnation proceeding (less any costs incurred by Delta in pursuing such proceeds) at the time of the conveyance, assignment or transfer for the relevant Property. To the extent that there is any damage from condemnation or any fire or other casualty to any Leased Real Property prior to the Actual Closing, Delta shall consult with Ultra prior to the exercise of any right set forth in the respective Lease with respect to such an event.

2.11	Lease Termination

If any Lease expires or is terminated prior to the Distribution Date, (a) Delta or its applicable Subsidiary shall not be required to assign or transfer such Lease, (b) Ultra or its applicable Subsidiary shall not be required to accept an assignment or transfer of such Lease or a sublease of the Leased Real Property relating to such Lease, and (c) neither Party shall have any further obligations with respect to such Lease or Leased Real Property under this Agreement subject to any obligations that expressly survive termination or expiration pursuant to the terms of this Agreement.

2.12	Tenant’s Fixtures and Fittings

The Separation and Distribution Agreement and the other Ancillary Agreements shall govern the ownership, and the transfer of ownership, of any trade fixtures and personal property located at each Property.

2.13	Lease Extensions

Ultra shall not enter into, and shall not permit its applicable Subsidiaries to enter into, any agreement renewing any Guaranteed Lease or extending the term of any Guaranteed Lease or increasing the rent or other obligations of tenant or any guarantor under any Guaranteed Lease unless Delta is granted a Release with respect to such Guaranteed Lease. If Ultra or its Subsidiary wishes to remain in any Guaranteed Property after the expiration of the current term of any Guaranteed Lease, Ultra shall enter into, or cause its applicable Subsidiary to enter into, a new lease of such Guaranteed Property under which neither Delta nor any of its Subsidiaries nor any other member of the Delta Group shall have any Liabilities (as tenant, guarantor or otherwise). If any Guaranteed Lease provides (a) a right or option to renew such Guaranteed Lease or extend the term of such Guaranteed Lease that the tenant under such Guaranteed Lease may exercise with respect to such Guaranteed Lease or (b) that such Guaranteed Lease shall renew or the term of such Guaranteed Lease shall be extended automatically if the tenant under such Guaranteed Lease fails to take an action to prevent such automatic renewal or extension, then, Ultra shall not exercise, and shall not permit its applicable Subsidiary to exercise, such right or option to renew such Guaranteed Lease or extend the term of such Guaranteed Lease, and Ultra shall take such action, or shall cause its applicable Subsidiary to take such action, as is necessary to prevent the automatic renewal of such Guaranteed Lease or the automatic extension of the term of such Guaranteed Lease. Neither Delta nor any of its Subsidiaries shall have any Liabilities under (i) any Lease that expires or is subject to renewal on or after the Distribution Date, or (ii) any new lease executed by Ultra or its Subsidiaries in connection with the Ultra Business on or after the Distribution Date.

2.14	Costs and Expenses

Delta shall pay all out-of-pocket costs and expenses incurred in connection with obtaining the Lease Consents and the Releases by Delta and by each Landlord, including, without limitation, any fee charged by any Landlord for any Lease Consent or Release and any attorneys’ fees and any costs and expenses relating to renegotiation or renewal of any Lease. Delta shall also pay all out-of-pocket costs and expenses payable in connection with the conveyance or transfer of the Owned Real Properties and the assignment or transfer of the Leases, including, without limitation, any escrow fees, recording fees and any transfer, documentary, sales, use, stamp, registration and other such federal, state and local taxes and fees (including any penalties, interest, additions to tax and costs and expenses relating to such taxes).

2.15	Landlord Estoppel Certificates

If requested in writing to do so by Ultra, Delta will use its commercially reasonable efforts to provide estoppel certificates to landlords under the Guaranteed Leases, subject to the receipt of factual representations from Ultra in form and substance reasonably satisfactory to Delta (and subject to receipt of an acknowledgement from Ultra that it will be solely responsible for, and will hold Delta harmless against, any Liabilities which may arise from such estoppel certificate or the matters covered thereby).

2.16	Title Insurance

At the written request of Ultra (and at Ultra’s sole cost and expense), Delta shall use its commercially reasonable efforts to obtain endorsements to existing title insurance policies held by the Delta Group for the applicable Owned Real Properties providing for the transfer of such policies to Ultra or its designated Subsidiaries to the extent available in the applicable jurisdiction. Ultra may, at its own cost and expense, elect to obtain title insurance policies and/or surveys with respect to any or all of the Owned Real Properties. In no event shall any title insurance, endorsement or survey deliveries delay the timing for Transfer of the Owned Real Properties contemplated by this Agreement.

3.	SHARED PROPERTIES

3.1	Plano, Texas Facility Lease

Delta or its applicable Subsidiary (as lessor) and Ultra or its applicable Subsidiary (as lessee) have entered or shall enter into a lease of portions of the Plano, Texas Facility pursuant to a lease agreement with a term of seven (7) years substantially in the agreed form attached hereto as Exhibit 5.

4.	INDEMNIFICATION

4.1	Notice of Default Under the Guaranteed Leases; Indemnification and Reimbursement

(a)	Ultra shall provide Delta with a copy of any written notice of default, notice of alleged default or other notice that Ultra or any of its Subsidiaries receives from a Landlord or a lender with respect to any Guaranteed Lease that may result in an event of default, which copy shall be given to Delta as soon as practicable and in any event no later than five (5) Business Days after Ultra’s or any of its Subsidiaries’ receipt of any such notice. Delta shall provide Ultra with a copy of any written notice of default, notice of alleged default or other notice that Delta or any member of the Delta Group receives from a Landlord with respect to any Guaranteed Lease, which copy shall be given to Ultra as soon as practicable and in any event no later than five (5) Business Days after Delta’s or any of the Delta Group members’ receipt of any such notice.

(b)	Ultra shall deliver to Delta, as soon as practicable and in any event no later than five (5) Business Days after Ultra’s or any of its Subsidiaries’ receipt of any notice described in Section 4.1(a) hereof, a statement from Ultra concerning Ultra’s intentions with respect to said default or alleged default. Delta shall reasonably cooperate (at Ultra’s sole cost and expense) with any attempt by Ultra pursuant to this Section 4.1(b) to cure or contest a default or alleged default.

(i)	If Ultra indicates an intent to contest said default or alleged default, then Ultra shall engage legal counsel reasonably acceptable to Delta and shall diligently pursue such contest; provided, however, if Delta reasonably believes that Ultra is not likely to prevail in such contest and Delta reasonably believes that Delta or any member of the Delta Group will suffer adverse consequences as a result of such default or alleged default if it is not cured promptly, then, in any such event, Delta may (in its sole and absolute discretion and without any obligation to do so) give Ultra written notice of Delta’s intention to cure the default or alleged default under such Guaranteed Lease, and the Parties shall be thereafter be governed by Section 4.1(b)(iii).

(ii)	If Ultra indicates its intent to cure such default or alleged default, Ultra shall cure said default or alleged default within the applicable cure period set forth in the applicable Guaranteed Lease, or if said default or alleged default is of a character which does not permit the curing of said default or alleged default within the time period set forth in the applicable Guaranteed Lease, Ultra shall eliminate, cure, obtain a waiver or otherwise constructively address such default or alleged default and proceed diligently and continuously with respect to said default or alleged default until cured, waived or eliminated, but, in any event, in the manner required under the terms and conditions of the applicable Guaranteed Lease. So long as Ultra is working diligently and continuously to cure such default or alleged default in accordance with the foregoing, Delta shall refrain from taking actions to cure such default or alleged default and shall cooperate as reasonably requested by Ultra (at Ultra’s sole cost and expense) with respect to curing such default or alleged default or settling such dispute with the applicable Landlord; provided, however, if Ultra (A) provides written notice to Delta of its intention not to cure said default or alleged default, (B) fails to send any notice of its intentions, or (C) fails to cure a default or alleged default in accordance with its previous notice to Delta, or if Delta reasonably believes that Delta or any member of the Delta Group will suffer adverse consequences as a result of such default or alleged default if it is not cured promptly, then, in any such event, Delta may (in its sole and absolute discretion and without any obligation to do so) give Ultra written notice of Delta’s intention to cure the default or alleged default under such Guaranteed Lease and the parties shall be thereafter be governed by Section 4.1(b)(iii).

(iii)	If Ultra has not cured such default or alleged default within five (5) days after Ultra’s receipt of Delta’s written notice to Ultra pursuant to the final sentences of Sections 4.1(b)(i) or 4.1(b)(ii) (or, if such default or alleged default cannot be cured within such five (5) day period, Ultra has not commenced to cure and continued to diligently and continuously pursue such cure to completion within the grace or cure periods provided under, and otherwise in accordance with the terms of the applicable Guaranteed Lease), then, regardless of any stated intention of Ultra, Delta may (in its sole and absolute discretion and without any obligation to do so) cure such default or alleged default on behalf of Ultra at Ultra’s sole cost and expense, and Ultra, for itself and on behalf of each of its Subsidiaries, hereby grants to Delta a license to enter upon any Leased Real Property for the purpose of effecting such cure, subject to the provisions of such Guaranteed Lease.

(iv)	If Delta or any member of the Delta Group incurs or suffers any Losses as a result of a default or alleged default under any Guaranteed Lease by Ultra or any of its Subsidiaries, and if Ultra does not pay to Delta the full amount of such Losses promptly after receipt of notice of such Losses from Delta, Delta shall be entitled to exercise any and all remedies available to it under this Agreement or under any other agreement between the parties, at law or in equity.

(c)	Ultra, for itself and as agent for each of its Subsidiaries, hereby agrees to indemnify, defend (or, where applicable, pay the costs of defense for) and hold harmless the Delta Indemnitees from and against, and shall reimburse such Delta Indemnitees for, all Losses incurred or suffered by the Delta Indemnitees by reason of (i) the incurrence by any Delta Indemnitees of reasonable out-of-pocket costs of enforcement (excluding any internal administrative costs of such Delta Indemnitees) of any terms, covenants or agreements contained in this Agreement, (ii) any and all payments or performance required of any of the Delta Indemnitees with respect to any Obligation, and (iii) any breach or default by Ultra or any of its Subsidiaries under any Guaranteed Lease. If any Delta Indemnitee incurs or suffers any such Losses, Ultra shall reimburse Delta for the full amount thereof, within ten (10) days after receiving a written demand for such Losses from Delta. In the event that, with the written consent of Delta, Ultra assumes the defense of any Delta Indemnitee with respect to any Action arising out of any matter from and against which Ultra is obligated to indemnify, defend and hold harmless such Delta Indemnitee under this Section 4.1(c), such defense shall include the employment of counsel reasonably satisfactory to Ultra and Delta and the payment by Ultra of all of such counsel’s fees and expenses. Delta shall not be liable for the payment of any settlement of any such Action effected by Ultra without the written consent of Delta. Ultra shall not, without the prior written consent of Delta (not to be unreasonably withheld or delayed), effect any settlement of any Action in respect of which any Delta Indemnitee is a party and from and against which Ultra is obligated to indemnify, defend and hold harmless such Delta Indemnitee under this Section 4.1(c), unless such settlement is paid, in the first instance, by Ultra, contains no admission of wrongdoing on the part of any Delta Indemnitee, and includes an unconditional release of all Delta Indemnitees from all liability on all claims that are the subject matter of such Action. Delta agrees to cooperate reasonably with Ultra’s defense of any such Action, as reasonably requested by Ultra and at Ultra’s sole cost and expense. The terms and conditions of this provision shall survive indefinitely.

4.2	Termination of Assignment Upon Breach or Event of Default

If a breach or default occurs under any of the Guaranteed Leases and such breach or default remains uncured after any applicable notice and cure period, then Delta, at its election, shall have the following non-exclusive remedies:

(a)	Delta shall be entitled to all of the rights and remedies which Delta may have under this Agreement or any other Contract or at law or in equity;

(b)	Delta shall have the right to terminate the assignment to Ultra or its applicable Subsidiary of Delta’s or its applicable Subsidiary’s right, title and interest in and to the Guaranteed Lease with respect to which there exists a default following any notice and cure period provided for in such Guaranteed Lease, which right Delta shall exercise by written notice to Ultra. Provided that such Guaranteed Lease is not a Lease Requiring Consent, upon receiving such notice from Delta, such assignment shall be of no further force and effect; and Ultra shall assign or otherwise transfer, or cause its applicable Subsidiary to assign or otherwise transfer, to Delta all of Ultra or such Subsidiary’s right, title and interest in and to such Guaranteed Lease and any related improvements and fixtures (but excluding any furnishings, trade fixtures and business equipment) used in connection with the Leased Real Property demised under such Guaranteed Lease (collectively, the “Related Property”). If such Guaranteed Lease is a Lease Requiring Consent, then Delta may seek Landlord’s consent to reassignment of the Lease to Delta at Ultra’s sole cost and expense, and, upon the receipt of such consent, Ultra (or its Subsidiary) shall perform such assignment and transfer called for in the preceding sentence.

(c)	If Delta exercises its right to terminate the assignment to Ultra of any Guaranteed Lease, Delta shall have the immediate right to possession and use of the Leased Real Property with respect to which such breach or event of default exists and any Related Property associated with such Leased Real Property, and, upon receiving the notice of termination of such Guaranteed Lease from Delta, Ultra shall quit and vacate, or shall cause its applicable Subsidiary and all other tenants and occupants of such Leased Real Property, to quit and vacate such Leased Real Property in accordance with the requirements of such Guaranteed Lease and broom clean, with all rubbish, debris and personal property belonging to Ultra or such Subsidiary, tenant or occupant (other than the Related Property) having been removed. If Ultra or any such Subsidiary, tenant or occupant shall fail to quit and vacate such Leased Real Property after receipt of such notice of termination in accordance with the requirements of the Guaranteed Lease, Delta shall have all rights and remedies available at law and in equity to evict Ultra, or such Subsidiary, tenant or occupant from such Leased Real Property.

(d)	Ultra, for itself and as agent for each of its Subsidiaries, hereby irrevocably constitutes and appoints Delta its true and lawful attorney-in-fact for the purpose of carrying out the terms and provisions of this Section 4.2 after a breach or default under this Agreement or under any Guaranteed Lease (which continues after the giving of any notice and the expiration of any cure period provided under such Guaranteed Lease), in Ultra’s or such Subsidiary’s name and stead, (i) to secure and maintain the use and possession of any Leased Real Properties with respect to which any breach or event of default exists under any Guaranteed Lease and any Related Property, (ii) to take any and all actions which Delta reasonably deems necessary to protect, maintain and secure its interest in any such Leased Real Property and Related Property, and (iii) to put and substitute one or more agents, attorney or attorneys-in-fact for Ultra or any such Subsidiary to do, execute, perform and finish for Ultra or such Subsidiary those matters which shall be reasonably necessary or advisable, or which Ultra’s agent, attorney-in-fact or its substitute shall deem reasonably necessary or advisable, with respect to such Leased Real Property or Related Property, including, without limitation, executing on behalf of Ultra any instrument deemed necessary or advisable by Delta to evidence the termination of the previous assignment, and the assignment of Ultra’s or its Subsidiary’s rights, title and interests in and to such Guaranteed Lease under this Section 4.2, as thoroughly, amply and fully as Ultra could do personally. All such powers of attorney shall be deemed coupled with an interest and shall be irrevocable.

4.3	No Obligation to Pay Rent

Nothing in this Agreement or the instruments assigning the Guaranteed Leases to Ultra or its applicable Subsidiary creates any obligation on the part of Delta or any member of the Delta Group to pay any amounts due or owing under any of the Guaranteed Leases.

5.	COVENANTS

5.1	Merger

(a)	As long as the Guaranteed Rent in the aggregate through the remaining life of the Guaranteed Leases exceeds One Million Dollars ($1,000,000), prior to the completion by Ultra of any consolidation with or merger into any Person (or of any transaction involving or related to an acquisition of a controlling interest in Ultra or a sale of all or substantially all of Ultra’s assets on a consolidated basis) (in each case, a “Transaction”), the surviving Person of such Transaction (the “Surviving Person”) shall deliver to Delta a Letter of Credit in the Required Amount to support the Surviving Person’s obligations under this Agreement (on such terms and conditions as are reasonably acceptable to Delta); provided that no such Letter of Credit shall be required if the Surviving Person of such Transaction is rated as investment grade by Standard & Poor’s or Moody’s Investor Services following the completion of the Transaction.

(b)	If the Surviving Person provides the Letter of Credit under Section 5.1(a), the Surviving Person shall be obligated to maintain the Letter of Credit in the Required Amount during the term commencing on the Distribution Date and terminating on the earlier of (i) a Release with respect to all Guaranteed Leases or (ii) the date on which the Guaranteed Rent falls below One Million Dollars ($1,000,000) (such term, the “Letter of Credit Term”).

5.2	Security Interests

As long as Delta’s (or any Subsidiary of Delta) duties under any Obligation remain outstanding with regards to any Leased Real Properties or Leases, Ultra shall not pledge, hypothecate, collaterally assign, mortgage or otherwise encumber, or permit any lien or encumbrance upon, or grant any security interest in, any of Ultra’s rights, title or interests, as lessee, sublessee or assignee, in or to any of such Leased Real Properties or Leases, except to the extent any such lien, encumbrance or security interest is subordinate to, and would not otherwise interfere with, the interests, rights or remedies of Delta or its Subsidiary with respect to such Leased Real Property or Lease under the terms of this Agreement; provided, however, that this Section 5.2 shall not apply to (a) any lien or encumbrance on any Landlord’s interest in any Leased Real Property existing as of the Distribution Date or expressly permitted under a Lease, (b) any liens against the Properties for real estate taxes or mechanics’, materialmens’ or other liens based upon claims for work, labor or materials relating to any Property, if (i) such taxes or claims are not due and payable or are being contested in good faith by appropriate proceedings and (ii) Ultra maintains adequate reserves for payment of such taxes or claims in accordance with generally accepted accounting principles, and (c) any mortgage, deed of trust or security interest on any Property or Lease in favor of the provider or providers of any senior working capital facility and/or any senior term loan facility. It shall not be considered a default of this Agreement if, within ten (10) Business Days after Ultra receives notice of a lien against a Property, Ultra causes such lien to be released of record or provides Delta with insurance against the same issued by a major title insurance company or such other protection against the same as Delta shall accept in its sole and absolute discretion.

5.3	Sharing of Information

As long as any Obligations remain outstanding under any Guaranteed Lease, Ultra will provide to Delta, no later than fifteen (15) days after the end of each fiscal quarter of Ultra, a certificate of Ultra’s Chief Operating Officer or Chief Financial Officer that (a) certifies the accuracy of an attached schedule listing each Guaranteed Lease and, with respect thereto, (i) the location of the Property covered by, and the parties to, such Guaranteed Lease, (ii) the expiration date of each Guaranteed Lease, and (iii) the current monthly rental payment by Ultra or its applicable Subsidiary and the date of any contractual escalation in the monthly rental payment under each Guaranteed Lease, and (b) certifies that Ultra is not in breach or default under any of the Guaranteed Leases and that no event exists which, with the passage of time, would become an event of breach or default (or, if applicable, identifies any exceptions).

5.4	Limitation on Assignment

As long as any Obligations remain outstanding with regards to a Guaranteed Lease, Ultra or its applicable Subsidiary may assign or otherwise transfer its rights, title and interests in and to under any such Guaranteed Lease, or sublease all or substantially all of any the Guaranteed Property, to a third party (any such proposed assignee, sublessee or transferee being a “Proposed Transferee,” and any such proposed assignment, sublease or transfer being a “Proposed Transfer”); provided, however, that (a) Delta consents to such Proposed Transfer, which consent Delta may grant or withhold in its sole discretion, (b) effective upon or before such Proposed Transfer, a Release of all Delta Indemnitees is obtained under such Guaranteed Lease, or (c) the Proposed Transferee is a direct or indirect wholly owned Subsidiary of Ultra, under common control with Ultra, or in control of Ultra at all times and Ultra remains primarily liable for the Obligations as if Ultra were still the tenant or assignee under the applicable Guaranteed Lease or Guaranteed Leases. Any transfer in violation of this Section 5.4 is void. Nothing herein shall limit or modify the requirements to obtain the consent of any Landlord under the terms of any Guaranteed Lease.

5.5	Further Assurances

At any time and from time to time, upon the request of the other Party, Ultra and Delta shall each execute and deliver to the other Party such further instruments and documents, and do such further acts and things, as such other Party may reasonably request in order to effectuate fully the purposes of this Agreement. To the extent it is possible without causing a default under any Lease, Delta shall take such other actions as may be reasonably requested in writing by Ultra in order to place Ultra, insofar as reasonably possible, in the same position as if the Leases for any Leased Real Property for which the Actual Closing did not occur on or before the Distribution Date had been transferred as contemplated hereby.

6.	MISCELLANEOUS

6.1	Notices

All notices, requests, claims, demands and other communications under this Agreement shall be made and delivered in conformity with Section 11.6 of the Separation and Distribution Agreement.

6.2	Amendment and Waiver

Subject to Section 8.20(b) of the Agreement and Plan of Merger, this Agreement may be terminated, modified or amended at any time prior to the Effective Time by and in the sole discretion of Delta without the approval of Ultra or the stockholders of Delta. In the event of such termination, no Party shall have any liability of any kind to the other Party or any other Person. After the Effective Time, this Agreement may not be terminated, modified or amended except by an agreement in writing signed by Delta and Ultra. No failure to exercise and no delay in exercising, on the part of any Party, any right, remedy, power or privilege hereunder shall operate as a waiver hereof or thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder or thereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

6.3	Entire Agreement

This Agreement, together with the documents referenced herein (including the Separation and Distribution Agreement), constitutes the entire agreement and understanding among the Parties with respect to the subject matter hereof and supersedes all prior written and oral and all contemporaneous oral agreements and understandings with respect to the subject matter hereof. To the extent any provision of this Agreement conflicts with the provisions of the Separation and Distribution Agreement, the provisions of this Agreement shall be deemed to control with respect to the subject matter hereof.

6.4	Assignment; Successors and Assigns

This Agreement shall not be assignable, in whole or in part, directly or indirectly, by any Party hereto without the prior written consent of the other Party (not to be unreasonably withheld or delayed), and any attempt to assign any rights or obligations arising under this Agreement without such consent shall be void. Notwithstanding the foregoing, this Agreement shall be assignable in whole in connection with a merger or consolidation or the sale of all or substantially all the assets of a Party hereto so long as the resulting, surviving or transferee entity assumes all the obligations of the relevant Party hereto by operation of law or pursuant to an agreement in form and substance reasonably satisfactory to the other parties to this Agreement. No assignment permitted by this Section 6.4 shall release the assigning Party from liability for the full performance of its obligations under this Agreement. The provisions of this Agreement and the obligations and rights hereunder shall be binding upon, inure to the benefit of and be enforceable by (and against) the Parties and their respective successors and permitted transferees and assigns.

6.5	Severability

In the event any one or more of the provisions contained in this Agreement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby. The Parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions, the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

6.6	Governing Law; Jurisdiction

This Agreement (and any claims or disputes arising out of or related thereto or to the transactions contemplated thereby or to the inducement of any Party to enter therein, whether for breach of contract, tortious conduct or otherwise and whether predicated on common law, statute or otherwise) shall in all respects be governed by and construed in accordance with the Laws of the State of New York, including all matters of construction, validity and performance, in each case without reference to any choice-of-law or conflict of law principles that might lead to the application of the laws of any other jurisdiction. Subject to the provisions of Section 9 of the Separation and Distribution Agreement, each of the Parties irrevocably submits to the exclusive jurisdiction of (a) the Fairfax County Circuit Court and any appeals courts thereof or (b) the United States District Court for the Eastern District of Virginia and any appeals courts thereof (the courts referred to in clauses (a) and (b), the “Virginia Courts”), for the purposes of any suit, action or other proceeding to compel arbitration or for provisional relief in aid of arbitration in accordance with Section 9 of the Separation and Distribution Agreement or to prevent irreparable harm, and to the non-exclusive jurisdiction of the Virginia Courts for the enforcement of any award issued thereunder. Each of the Parties further agrees that service of any process, summons, notice or document by U.S. registered mail to such Party’s respective address set forth in Section 11.6 of the Separation and Distribution Agreement shall be effective service of process for any action, suit or proceeding in the Virginia Courts with respect to any matters to which it has submitted to jurisdiction in this Section 6.6. Each of the Parties irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in the Virginia Courts, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

6.7	Waiver of Jury Trial

EACH OF THE PARTIES HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH OF THE PARTIES HEREBY (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 6.7.

6.8	Counterparts

This Agreement may be executed in more than one counterpart, all of which shall be considered one and the same agreement, and shall become effective when one or more such counterparts have been signed by each of the Parties and delivered to each of the Parties.

6.9	Third Party Beneficiaries

This Agreement is solely for the benefit of the Parties and should not be deemed to confer upon third parties any remedy, claim, liability, reimbursement, claim of action or other right in excess of those existing without reference to this Agreement.

6.10	Force Majeure

No Party (or any Person acting on its behalf) shall have any liability or responsibility for failure to fulfill any obligation (other than a payment obligation) under this Agreement, so long as and to the extent to which the fulfillment of such obligation is prevented, frustrated, hindered or delayed as a consequence of circumstances of Force Majeure. A Party claiming the benefit of this provision shall, as soon as reasonably practicable after the occurrence of any such event: (a) notify the other applicable Parties of the nature and extent of any such Force Majeure condition and (b) use due diligence to remove any such causes and resume performance under this Agreement as soon as feasible.

6.11	Double Recovery

Nothing in this Agreement is intended to confer to or impose upon any Party a duplicative right, entitlement, obligation or recovery with respect to any matter arising out of the same facts and circumstances.

6.12	Title and Headings

Titles and headings to sections herein are inserted for the convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

6.13	Construction

The Parties have participated jointly in the negotiation and drafting of this Agreement. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the Party drafting or causing any instrument to be drafted.

[Signature Page Follows]

SIGNATORY

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the day and year first above written.

DXC TECHNOLOGY COMPANY

By:
Name:

Title:

PERSPECTA INC.

By:
Name:

Title:

Signature Page to Real Estate Matters Agreement